EXHIBIT 21

SUBSIDIARIES OF

ESCO TECHNOLOGIES INC.

Name	State or Jurisdiction of Incorporation or Organization	Name(s) Under Which It Does Business

Aclara Technologies LLC	Ohio	Same; also Aclara Power Line Systems, Aclara RF Systems and Aclara Software

Beijing Lindgren Electron Magnetic Technology Co., Ltd.	People’s Republic of China	Same; also ETS-Lindgren

Crissair, Inc.	California	Same

Distribution Control Systems Caribe, Inc.	Puerto Rico	Same; also Aclara Technologies

Doble Engineering Company	Massachusetts	Same

Doble Lemke AG	Switzerland	Same

Doble Lemke GmbH	Germany	Same

Doble PowerTest Limited	United Kingdom	Same

Doble TransiNor AS	Norway	Same

EMV Elektronische Messgeräte Vertriebs-GmbH	Germany	Same

ESCO Technologies Holding LLC	Delaware	Same

ETS Lindgren Engineering India Private Limited	India	Same

ETS Lindgren Japan, Inc.	Japan	Same

ETS Lindgren Limited	United Kingdom	Same

ETS-Lindgren, L.P.*	Texas	Same; also Acoustic Systems

ETS-Lindgren OY	Finland	Same

Lindgren R.F. Enclosures, Inc.*	Illinois	Same; also ETS-Lindgren and Acoustic Systems

PTI Technologies Inc.	Delaware	Same

Thermoform Engineered Quality LLC	Delaware	Same

VACCO Industries	California	Same

* Effective October 1, 2012, ETS-Lindgren, L.P. was merged into Lindgren R.F. Enclosures, Inc., which simultaneously changed its corporate name to ETS-Lindgren Inc.